Exhibit 10-B

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into this 16th day of June, 2015 (the "Effective Date"), by and between BIG-SHOE PROPERTIES, LLC, an Indiana limited liability company ("Landlord"), and SHOE CARNIVAL, INC., an Indiana corporation ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease, dated February 8, 2006 (the "Lease"), for Leased Premises located at 15001 N. Highway 57, Evansville, Indiana (all as more particularly defined and described in the Lease);

WHEREAS, the Leased Premises include Real Estate, Improvements and a Building, all as more particularly defined in the Lease;

WHEREAS, the Building on the Leased Premises currently contains approximately 409,350 square feet and, pursuant to Section 8(c) of the Lease, Tenant has the right to expand the Building within the Expansion Area of the Leased Premises;

WHEREAS, in anticipation of expanding the Building, Landlord has obtained certain permits and governmental approvals to perform the preliminary site work and wetlands mitigation required to expand the Building on the Leased Premises (the "Site Work Permits") (the Site Work Permits are described in Exhibit A attached to this Amendment and incorporated herein by this reference as if fully set forth in their entirety); and

WHEREAS, subject to the terms and provisions of this Amendment, Landlord and Tenant desire to modify and amend the Rent obligations of Tenant under the Lease to include in the Rent due under the Lease certain costs that will be incurred by Landlord to prepare the Expansion Area of the Leased Premises for expansion of the Building.

NOW, THEREFORE, IN CONSIDERATION of the foregoing recitals and the mutual covenants and agreements contained herein, the adequacy and sufficiency of which are hereby expressly acknowledged by the parties, the Lease shall be amended as follows:

1. Definitions. All capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

2. Expansion Area Improvements; Expansion Area Costs.

(a) Landlord shall perform the following work and improvements on or about the Expansion Area and/or Real Estate of the Leased Premises: (i) design and engineering of the Expansion Area to accommodate expansion of the Building by an additional 200,000 square feet, to an aggregate area of approximately 609,350 square feet; (ii) in addition to the Site Work Permits, procure demolition, excavation and construction permits in compliance with all applicable laws; (iii) wetlands mitigation as required by applicable laws and in compliance with the Site Work Permits; (iv) installation and construction of storm water management drainage and/or retention systems as required by applicable laws; (v) excavation and soil compaction; (vi) extend (and rough-in) utilities to the building pad on which the expansion of the Building shall be performed, and (vii) building pad construction to accommodate an additional 200,000 square feet of Building area (collectively, the "Expansion Area Improvements").

(b) The Expansion Area Improvements shall be performed by Landlord in a good and workmanlike manner, in compliance with the Site Work Permits and all applicable laws, continuously and expeditiously from commencement through completion, at the sole cost and expense of Landlord and in such a manner as to cause minimal interference with the operations and activities of Tenant at the Leased Premises. Promptly following completion of the Expansion Area Improvements, Landlord shall deliver to Tenant a certificate of completion from the engineer selected by Landlord to oversee the Expansion Area Improvements, certifying to Tenant that the Expansion Area Improvements have been performed in accordance with the Site Work Permits and all applicable laws and the completed building pad will accommodate an expansion of the Building as herein above described (the "Completion Certificate"). The date on which Tenant receives the Completion Certificate is referred to herein as the "Completion Date". The Completion Date shall occur not later than the earliest date by which the Site Work Permits (each as applicable) require or permit such work to be performed (the "Outside Completion Date"), subject, however, to Force Majeure. In the event the Completion Date has not occurred by the Outside Completion Date, any and all costs associated or in connection with applying for new permits, permit exceptions or otherwise permitting the Expansion Area Improvements (including, but not limited to design, engineering, consulting and legal fees) shall be at the sole cost and expense of Landlord and shall not be included in Expansion Area Costs (as defined herein below).

For purposes of this Amendment, "Force Majeure" shall mean the party required to perform an act hereunder is hindered or prevented from the performance of such act by reason of strikes, lockouts, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, severe inclement weather or any other reason of a substantially like nature not the fault of the party so hindered in performing work or doing any act required under the terms of the Lease, provided, however, the party so hindered or prevented shall provide written notice of such Force Majeure event within five (5) business days after the initial occurrence of such condition or event. In the event a party delayed by Force Majeure shall provide timely notice of such Force Majeure event, the performance of such act shall be excused for the period of the delay and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay, not to exceed thirty (30) days.  Notwithstanding the foregoing, a change in economic or financial circumstances shall not be an event of Force Majeure.

(c) The actual and reasonable costs incurred by Landlord to perform the Expansion Area Improvements are herein collectively referred to as the "Expansion Area Costs". The Expansion Area Costs shall include only the actual and reasonable costs incurred by Landlord to perform the Expansion Area Improvements and shall not exceed $1,139,903.00 (the "Maximum Costs") without the express written consent of Tenant. Any Expansion Area Costs in excess of the Maximum Costs and not approved by Tenant in writing prior to incurrence thereof shall be the sole and exclusive responsibility of Landlord.

3. Rent. In consideration of Landlord performing the Expansion Area Improvements,

the Expansion Area Costs (not to exceed the Maximum Costs) shall be amortized over a 15-year period (from the Completion Date) and included in the Rent due under the Lease (as set forth in Section 3(a) of the Lease) commencing as of the first day of the calendar month following the Completion Date (the "Revised Rent Date"). Landlord and Tenant have agreed to modify the Rent under the Lease, and hereby modify the Rent effective as of the Revised Rent Date, such that the monthly installments of Rent first coming due under the Lease as of the Revised Rent Date shall be increased by the sum of $10,894.00 to reflect the amortized Expansion Area Costs from the Completion Date through the expiration of the original Lease Term. Effective as of the Revised Rent Date, the Rent amounts specified in Section 3(a) of the Lease shall be deleted and the Rent due for each Lease Year (or partial Lease Year) commencing on the Revised Rent Date and ending on the last day of the fifteenth (15th) Lease Year shall modified and amended by increasing the monthly amounts therein stated (and corresponding annual amounts due) by $10,894.00.

Notwithstanding the foregoing or anything in this Amendment to the contrary, not later than thirty (30) days after the Completion Date, but in no event later the Outside Completion Date, Landlord shall deliver to Tenant a complete and detailed explanation of all costs included in Expansion Area Costs, which shall include full and final unconditional lien waivers from all contractors, subcontractors and materialmen verifying all amounts contractually required to be paid thereto. In the event the actual Expansion Area Costs shall be less than the Maximum Costs as herein above set forth, the Rent adjustment set forth above shall be modified (retroactively) to reflect the actual Expansion Area Costs amortized over a 15-year period and Tenant shall be credited with an amount equal to the difference between the Maximum Costs and the actual Expansion Area Costs.

4. Payment of Unamortized Expansion Area Costs. In the event that, on or before November 30, 2021 (i.e., the last day of the fifteenth (15th) Lease Year of the Lease Term), Tenant has not elected to expand the Building utilizing the services of Landlord to perform the expansion of the Building, or, Tenant elects to expand the Building utilizing the services of a contractor other than Landlord, then, in such event, Tenant shall pay to Landlord the sum of $837,000.00 (the "Balloon Payment"), such amount being the then unamortized portion of the Expansion Area Costs, and, thereafter, the Rent shall be as set forth in the Lease notwithstanding anything to the contrary set forth in the Lease and without reference to the terms and provisions of this Amendment. In the event that, on or before November 30, 2021, Tenant elects to expand the Building utilizing the services of Landlord, the Balloon Payment shall not be due and payable, but rather, the Rent amounts that would be otherwise due in the Renewal Term(s) shall be modified and adjusted to reflect the unamortized Expansion Area Costs, plus such other costs as may be approved by Landlord and Tenant in connection with the construction of the expanded portion of the Building.

5. Brokerage. The parties hereby represent and warrant that no brokers or agents have been involved in the origination and consummation of this transaction. Each party hereto shall hold the other harmless from, and indemnify and defend against any breach of the foregoing representation and warranty, including, but not limited to, any claim for brokerage fees or commissions originating or deriving from, or alleged to have originated or derived from, its actions in the consummation of this transaction.

6. Miscellaneous.

(a) Landlord is fully authorized, without consent of any other patties, to enter into this Amendment as the binding act and obligation of the Landlord. The persons executing this Amendment on behalf of Landlord and Tenant are duly authorized to execute this Amendment.

(b) The patties hereby acknowledge that the Lease is in full force and effect and there are no defaults, or any facts or circumstances which with the passage of time may become a default, under the Lease as of the date of this Amendment.

(c) This Amendment is made a part of the Lease, shall modify and amend the terms of the Lease as herein set forth, and shall be binding on and enforceable against the parties to the Lease, their successors and assigns.

(d) In the event this Amendment shall address a subject matter also set forth in the Lease, it is the intention of the parties hereto that the provisions of this Amendment shall be controlling with respect to such subject matter. Except as herein modified and amended, the provisions of the Lease shall remain in full force and effect and unchanged.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed and made effective as of the date first above-written.

TENANT: LANDLORD:

SHOE CARNIVAL, INC.,BIG-SHOE PROPERTIES, LLC,

an Indiana corporationan Indiana limited liability company

By: /s/ Clifton E. SiffordBy: /s/ Evan L. Beck

Name:  Clifton E. SiffordName:  Evan L. Beck

Title:  President/CEO/CMOTitle:  Manager

Exhibit A

Site Work Permits

•	Department of the Army Permit, Permit Number LRL-20 14-31 0-anr
•	Indiana Department of Environmental Management, general permit number INR10J896
•	Indiana Department of Environmental Management, Office of Water Quality, File Number LRL-2014-310-anr, IDEM Number 2014-319-82-DDC-A
•	State of Indiana Department of Natural Resources, Application# FW-27901